Exhibit 99.2

StorageTek
Q1 2004 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our first quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. We are pleased with the solid quarter and the revenue and earnings growth that we reported. In the first quarter, we generated $515 million in revenue, up 7% over first quarter of last year and earned $0.21 per share, up from $0.15 per share in the same period last year. This is our fifteenth consecutive quarter of year-over-year earnings growth and the seventh consecutive quarter of year-over-year revenue growth. In addition, we have been able to lower our estimated effective tax rate so we are raising our profit guidance for the year. Let me now touch on a few highlights for the quarter.

First, our service business continues to perform well. Service revenue was up 11% for the quarter and product revenue was up, a respectable 5% from first quarter 2003.

As with the fourth quarter 2003, product and channel mix contributed to our strong product margins, while we maintained our good service margins.

We continued to strengthen our balance sheet in the quarter and generated healthy cash flow. We ended the quarter with a cash and investment balance of nearly $1.1 billion and we continue to be relatively, debt-free.

Our strategy and the value-add we bring to customers, through our Information Lifecycle Management (or ILM) offerings, is clearly resonating with customers. We have the ability to go to our customers with a whole spectrum of storage solutions and a set of tools that allow them to understand the usage of their information and to put the right information on the right storage devices at the right time.

Within our product segments, we saw strong revenue growth from disk. Over first quarter of last year, our total disk revenue grew more than 18% and within that, our open-systems disk grew 32%. We are also pleased with the market’s continued acceptance of BladeStore, our ATA disk subsystem. Additionally, we had over a 120% increase in terabytes shipped versus a year ago.

Through our marketing efforts, customers are now starting to realize that they need an additional tier of storage with price/performance characteristics that bridge the gap between disk and tape. Our BladeStore is being selected as part of the solution in a variety of environments and for a variety of applications, such as disk-to-disk backup and recovery, which is primarily targeted to customers who have shrinking backup windows. BladeStore gives them the opportunity to do a two-stage backup, moving their backup to ATA very rapidly and then, on to tape.

This quarter we announced certification of our B-Series and D-Series storage systems for SMI-C conformance. This certification acknowledges the effectiveness of these systems to help end-users alleviate the complexity, cost and interoperability challenges of implementing and managing multi-vendor storage environments.

One customer, an outsourcing company, wanted to introduce SAN technology in place of their IBM SSA arrays. This customer chose a combination of our B-Series and D-Series solutions — the B-Series because of its attractive payback using high capacity low-cost disk and the D-Series because its high performance helps them comply with their SLAs.

Revenue from our automated tape solutions was up 3% over the first quarter of last year. The high-end of the tape market was strong for us again this quarter as our enterprise tape experienced an 18% increase over the first quarter 2003. As we saw in the fourth quarter, our virtual tape offering (VSM) had another strong quarter with a 40% increase in revenue over first quarter 2003. This is coming off a strong fourth quarter for VSM– clearly, customers are demanding and embracing the benefits of our virtual solutions.

We continue to see LTO take share within the mid-range tape drive market. Our revenue from third party tape drives for the first quarter was up 35% compared to first quarter 2003.

This quarter we introduced Native FICON connectivity for our 9840C – the fast-access tape drive. This drive is the most cost-effective solution for storing critical data and providing rapid data accessibility in MVS environments. StorageTek continues its history of being the only supplier of native FICON and ESCON enterprise class tape drives for IBM zSeries environments. As we have promised customers, we will deliver native FICON connectivity for the high-capacity 9940B tape drive later in 2004.

Recently, Freeman Reports published their Tape Library Outlook for 2004 and they announced that StorageTek gained an additional one point of market share in 2003 in the half-inch library market, taking the Company’s market share up to a 66%. And they reported that in the mid-range DLT/LTO tape market we increased our market share by two points to 28% market share. In the total library market in 2003, StorageTek retained the number one leadership position by over 20 percentage points over the number two contender.

The superiority of our solutions is not lost on customers. This quarter a major financial services company evaluated and purchased several VSM4s, 9840 tape drives, professional services offerings and data center services. They required the most flexible solution with capabilities to grow as they position themselves for expansion in their tape environment.

Our performance in our Service business continues to be one of our highlights. First quarter service revenue was up 11% from the first quarter of 2003. We saw double-digit growth in our maintenance revenue as well as our professional services area. We continue to see a lot of opportunity in the services area. Our customers look to our professional services as a key enabler and a key component required to successfully integrate and implement an Information Lifecycle Management solution.

Looking at the results from a geographic perspective, on an as-reported basis, we experienced over a 20% growth in Asia Pacific; a nearly 30% in Latin America; and Europe was up 10% over the first quarter 2003. We continue to see progress in our European operations. But as I said in my last call, I expect it will be a few more quarters before EAME is back as a full contributor. EAME’s political and economic uncertainty is clearly having an impact on the pace of our recovery there. The U.S./Canada region had a 3% growth in revenue and within that; our Public Sector had a very strong quarter with growth of nearly 30% over first quarter 2003.

Across the globe, we saw strength in our enterprise-level solutions this quarter. Coming off a very strong fourth quarter and anticipating a continuing strong IT spend in the first quarter; we made investments and expanded our sales channel in the quarter. This hiring actually started towards the end of last year. Over the last two quarters we added nearly 180 quality people to our direct sales force around the world. While we still remain optimistic about IT spending for the year, at about a 3% year-over-year growth, we did not see that increase materially in the first quarter.

In addition to sales people, we also hired a new vice president of global services, Eula Adams. We are very excited to have Eula on our team. He is an energetic leader, skillful communicator and tireless innovator who brings a strong background to the company. Prior to joining us he served as a senior executive vice president of First Data Corporation. Before that, he was also a partner with Deloitte & Touche. Angel Garcia, who managed our storage services area for nearly 3 years, can now focus all of his energies on international sales and service. Angel is already bringing the same disciplines and enthusiasm to our international efforts that he brought to services.

To close, I want to say that it does appear that the IT environment is showing some positive signs. However, I met with many, many customers throughout the quarter. And while most were more optimistic than they were a year ago, the majority are still telling me that they haven’t seen any real growth in their budgets. These sentiments were recently collaborated by a recent IDC survey. Our customers continue to try to do more within their existing spending limits and our Information Lifecycle Management strategy is singularly focused on helping our customers manage exponential data growth while lowering costs and enhancing the efficiency of their overall storage operations.

In terms of guidance, let me repeat the guidance I gave you in January. Revenue growth for 2004 should be in the mid-single digits or better. We said that we expected to earn net income of between $165 million to $175 million in 2004. However, with a change in our estimated tax rate, we are raising our net income guidance to be in the $178 million to $190 million range.

We successfully delivered in the first quarter, we are pleased with the results and I look forward to talking to you again at the end of the second quarter.

At this time, I’d like to turn it over to Bobby Kocol.